Exhibit 16.1

December 20, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 16, 2010, of International Shipholding Corporation and are in agreement with the statements contained in the fifth and sixth sentences of the first paragraph and the third through fifth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP